EXHIBIT 99.1






                               PRESS RELEASE





                   GS FINANCIAL CORP. DECLARES DIVIDEND
                            (NASDAQ: "GSLA")

                   Metairie, Louisiana, April 26, 2006


     Metairie, Louisiana - Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp. (Nasdaq: "GSLA"), holding company for Guaranty Savings and Homestead Association, announced that the Board of Directors, at its meeting on April 25, 2006, declared a quarterly cash dividend of $.10 per share. The dividend is payable to shareholders of record as of May 9, 2006 and will be paid on May 23, 2006.

     GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings and Homestead Association, a Louisiana chartered savings association, in the metropolitan New Orleans area.



Contact:  Stephen E. Wessel or Lettie Moll
(504) 457-6220